UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)      February 28, 2012

CombiMatrix Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-33523	47-0899439
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

310 Goddard, Suite 150, Irvine, California	92618
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code  (949) 753-0624

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 28, 2012, the Board of Directors (the “Board”) of CombiMatrix Corporation (the “Company”) approved an increase in the size of the Board from seven members to nine members.  The Board appointed Richard Ding and Joseph M. Limber to the Board as directors of the Company to fill the resulting vacancies.  Messrs. Ding and Limber were each appointed to the Compensation, Nominating and Governance and Audit Committees of the Board of Directors.

Richard Ding, 42, is the Chief Executive Officer and a member of the board of directors of bioTheranostics Inc., a San Diego-based developer of molecular diagnostic tests and laboratory.  Mr. Ding has been bioTheranostics’ CEO since September 2008 and was the Vice President, Strategy and Business Development of France-based bioMerieux, a global leader in the field of in vitro diagnostics from 2006 to 2008.  Mr. Ding has also worked for Eli Lilly and Company, TenFold Corporation and Myriad Genetics, and is an active speaker and leader in the field of personalized medicine.

Joseph M. Limber, 59, has been the President and Chief Executive Officer of San Diego-based Prometheus Laboratories Inc., a specialty pharmaceutical and diagnostic company and laboratory, since December 2003.  He has been a member of the board of directors of Prometheus Laboratories Inc. since January 2004.  From 1998 to December 2002, Mr. Limber was President and Chief Executive Officer of ACLARA BioSciences Inc. (now Monogram Biosciences), a developer of assay technologies and lab-on-a-chip systems for life science research.

Pursuant to the Company’s 2006 Stock Incentive Plan, as amended, Messrs. Ding and Limber each received a non-discretionary initial grant of options to purchase 20,000 shares of the Company’s common stock upon joining the Board.  On the first business day of each calendar year, each non-employee Board member then in office is automatically granted additional options to purchase 20,000 shares of the Company’s common stock, provided such individual has served as a non-employee Board member for at least six months.  All such grants are granted at an exercise price equal to the closing market price of the Company’s common stock on the date of grant.  The options vest in four equal annual installments over a 48-month period measured from the grant date.

Pursuant to the Company’s director cash compensation policy, Messrs. Ding and Limber will each receive $1,500 per month for their service as members of the Board, as well as $1,000 for each meeting of the Board attended in person, $1,000 for each meeting attended by telephone that was longer than one hour in length, and $500 for each meeting attended by telephone if the meeting was one hour or less in length.  Messrs. Ding and Limber will also be reimbursed for expenses incurred in connection with attendance at meetings of the Board and committees of the Board and in connection with their performance of Board duties.  The Company and Messrs. Ding and Limber will enter into the Company’s standard director indemnification agreement.

Three of the Company’s current directors, Amit Kumar, PhD, F. Rigdon Currie and John H. Abeles, M.D., will not stand for re-election to the Board at the Company’s 2012 annual meeting of stockholders (the “Annual Meeting”), but will continue to serve as directors of the Company until the Annual Meeting.  The aforementioned directors’ decision to not stand for re-election is not due to a disagreement with the Company.  Following the Annual Meeting, the Board will re-evaluate the authorized number of directors which shall constitute the entire Board.

Item 9.01.                                        Financial Statements and Exhibits.

(a)                                 Financial Statements of Businesses Acquired.

Not applicable.

(b)                                 Pro Forma Financial Information.

Not applicable.

(c)                                  Shell Company Transactions.

Not applicable.

(d)                                 Exhibits.

Exhibit No.	Description of Exhibit

10.1	CombiMatrix Corporation 2006 Stock Incentive Plan, as amended December 6, 2011.

99.1	Press Release of CombiMatrix Corporation dated March 1, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMBIMATRIX CORPORATION
(Registrant)

Dated: March 1, 2012	/s/ SCOTT R. BURELL
Scott R. Burell
Chief Financial Officer